Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC.

ANNOUNCES QUARTERLY CASH DIVIDEND

Clarksville, IN – February 26, 2020. First Savings Financial Group, Inc. (NASDAQ: FSFG) (the “Company”), the holding company for First Savings Bank (the “Bank”), today announced that its Board of Directors declared a quarterly cash dividend of $0.17 per common share. The dividend will be paid on or about March 31, 2020 to stockholders of record as of the close of business on March 17, 2020.

The Bank operates fifteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Georgetown, Corydon, Lanesville, Elizabeth, English, Marengo, Salem, Odon and Montgomery. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.fsbbank.net.

Contact:

Tony A. Schoen

Chief Financial Officer

(812) 283-0724